Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska

August 7, 2017

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports Second Quarter 2017 Earnings

Omaha, Nebraska – On August 7, 2017, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following operating results:

For the quarter ended June 30, 2017

•	Total revenue increased approximately 8.7% to $16.2 million in the second quarter 2017, compared to $14.9 million in the second quarter 2016,
•	Net income per Unit, basic and diluted, decreased to $0.06 in the second quarter 2017, compared to $0.15 per unit in the second quarter 2016,
o	Inclusive of a gain on sale, net of tax, of an MF Property of approximately $7.8 million in the second quarter 2016, and
•	Cash Available for Distribution (“CAD”) decreased to $5.9 million ($0.10 per unit) in the second quarter 2017, as compared to $12.2 million ($0.20 per unit) in the second quarter 2016.

Year to date June 30, 2017

•	Total revenue increased approximately 8.7% to $32.3 million year to date June 30, 2017, compared to $29.9 million year to date June 30, 2016,
•	Net income per Unit, basic and diluted, decreased to $0.16 year to date June 30, 2017, compared to $0.19 per unit year to date June 30, 2016,
o	Inclusive of a gain on sale, net of tax, of an MF Property of approximately $4.8 million in the second quarter 2017, and approximately $7.8 million in the second quarter 2016, and
•	Cash Available for Distribution (“CAD”) decreased to $14.2 million ($0.24 per unit) year to date June 30, 2017, as compared to $18.5 million ($0.31 per unit) year to date June 30, 2016.

The Partnership reported the following notable transactions during the six months ended June 30, 2017:

•	Sold an MF Property and realized a gain on sale, net of tax, of approximately $4.8 million,
•	Refinanced short-term Lines of Credit of approximately $60 million to longer term, fixed-rate financings,
•	Purchased collared interest rate caps with a notional value of $176 million for approximately $497,000,
•	Acquired six mortgage revenue bonds of approximately $59.6 million,

•	Contributed approximately $11.1 million to Investment in Unconsolidated Entities,
•	Refinanced two MF Property mortgage loans of approximately $7.2 million, and
•	Securitized 19 fixed-term, fixed-rate Term A/B Trust financings of approximately $106.8 million.

In addition, the following milestones were achieved:

•	Total assets at June 30, 2017, increased to $1.02 billion, compared to $944.1 million at December 31, 2016,
•	Total Mortgage Revenue Bonds owned by the Partnership increased 12.9% to $768.1 million at June 30, 2017, from $680.2 million, and
•

At June 30, 2017, the Partnership has further insulated itself against rising interest rates as approximately 53% of its debt financing is fixed rate and 47% is variable, compared to 43% fixed rate and 57% variable rate at December 31, 2016.

On May 22, 2017, the Partnership entered into a Fourth Amendment to Credit Agreement (the “Fourth Amendment”) with Bankers Trust Company (“Bankers Trust”) which modifies certain provisions of the Credit Agreement executed between the Partnership and Bankers Trust and extends the maturity date of the Partnership’s $50 million Unsecured Line of Credit to May 14, 2019.  Additionally, Bankers Trust increased the maximum amount of the Partnership’s $7.5 million revolving line of credit (“Operating LOC”) to $10 million and extended its maturity date to May 14, 2019.

“The extension of the maturity date of the Partnership’s $50 million Unsecured Line of Credit and its $10 million Operating Line of Credit to May 14, 2019, continues to demonstrate Bankers Trust’s confidence in the Partnership’s performance,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “This extension of our Unsecured Line of Credit provides us with a continued source of funding to opportunistically make investments to the benefit of our Unitholders”.

On March 8, 2017, the Partnership announced the Board of Managers of Burlington Capital, LLC (“Board”), which is the general partner of the Partnership’s general partner, authorized a unit repurchase program for up to 254,656 of the Partnership’s outstanding Beneficial Unit Certificates (“BUCs”).    At June 30, 2017, the Partnership had repurchased all 254,656 of the BUCs authorized under the program, and, as such, this program has now been terminated.

On June 1, 2017, the Partnership extended the maturity on two MF Property (Residence of DeCordova and Residence of Weatherford) mortgage loans of approximately $7.2 million to June 2019.

On June 28, 2017, the Partnership rolled down its existing interest rate cap arrangements that hedge its Freddie Mac (“FHLMC”) TEBS II and III floating rate financing arrangements.  The Partnership purchased two Corridor Cap Agreements (“Cap Agreements”) with a 1.50% - 3% cap rate range, notional values of $92.6 million and $83.4 million and maturity dates of August 15, 2019 and August 15, 2020, respectively.  The counterparty to the two Cap Agreements is Barclays Bank PLC.

“Rolling down the Existing Arrangements to 1.50% allows ATAX to further reduce the impact of increases in interest rates,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “Kensington Capital Advisors assisted us in the evaluation of the effectiveness of the Cap Agreements and we are pleased with the insight they have provided to us.   The recent movement in interest rates has allowed us to successfully execute the two Cap

Agreements at favorable terms to the Partnership.  Our unitholders benefit from our roll down strategy in a rising rate environment and further insulate our debt financings as we moved them to more fixed rate in nature.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.  We believe CAD provides relevant information about our operations and is necessary, along with net income, for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income that is calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

The Partnership will host a webcast/earnings call for investors on Monday, August 7, 2017, at 4:30 p.m. Eastern Daylight Time, to discuss its Second Quarter 2017 results.  Participants can access the Second Quarter 2017 Earnings Presentation in one of two ways:

•	Webcast link: http://edge.media-server.com/m//p/mwmnsa5s will be available for registration on Monday, August 7, 2017, approximately 30 minutes prior to the start of the call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID #59153994, ten minutes before the call is scheduled to begin, to listen to the audio portion only.

Following completion of the call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP to Non-GAAP Reconciliation of Partnership Net Income

The table below shows the calculation of CAD (and a reconciliation of the Partnership’s GAAP net income to CAD) for the three and six months ended June 30, 2017 and 2016:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Partnership net income	$4,109,400	$11,005,930	$11,398,262	$13,537,630
Change in fair value of derivatives and interest rate derivative amortization	181,420	531,389	302,769	1,641,796
Depreciation and amortization expense	1,270,379	1,806,732	2,863,205	3,931,630
Impairment charge	-	61,506	-	61,506
Amortization of deferred financing costs	562,585	392,493	1,302,823	924,680
Restricted units compensation expense	438,893	-	609,733	-
Deferred income taxes	(201,000)	553,000	(365,000)	553,000
Redeemable Series A preferred unit distribution and accretion	(432,550)	(124,982)	(757,192)	(126,666)
Tier 2 Income distributable to the General Partner (1)	(16,224)	(2,096,982)	(1,120,625)	(2,140,581)
Bond purchase premium (discount) amortization (accretion), net of cash received	(26,741)	33,668	(50,248)	68,364
Total CAD	$5,886,162	$12,162,754	$14,183,727	$18,451,359

Weighted average number of units outstanding, basic	59,862,969	60,252,928	59,950,328	60,252,928
Net income per unit, basic	$0.06	$0.15	$0.16	$0.19
Total CAD per unit, basic	$0.10	$0.20	$0.24	$0.31
Distributions per unit	$0.125	$0.125	$0.250	$0.250

(1)

As described in Note 3 to the Partnership’s condensed consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the limited partners and Unitholders as a class and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.  For the three months ended June 30, 2017, the Partnership reported Tier 2 income distributable to the General Partner of approximately $22,000 from contingent interest received from Lake Forest offset by a loss of approximately $5,000 on the sale of land in St. Petersburg, FL. For the three months ended June 30, 2016, the Partnership reported Tier 2 income distributable to the General Partner of approximately $2.1 million from the gain on the sale of the Arboretum and approximately $11,000 from contingent interest received from Ashley Square to the General Partner. For the six months ended June 30, 2017, the Partnership reported Tier 2 income distributable to the General Partner of approximately $1.1 million from the net gain on the sale of Northern View and approximately $55,000 from contingent interest received from Lake Forest, offset by a $5,000 loss on the sale of land in St. Petersburg, FL.  For the six months ended June 30, 2016, the Partnership reported Tier 2 income distributable to the General Partner of approximately $2.1 million from the gain on the sale of the Arboretum and approximately $55,000 from contingent interest received from Ashley Square.